Hudson Pacific Properties Announces Fourth Quarter and Full Year 2014 Financial Results

Los Angeles, CA, February 26, 2015—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the fourth quarter ended December 31, 2014.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2014 totaled $22.2 million, or $0.32 per diluted share, compared to FFO (excluding specified items) of $15.6 million, or $0.26 per share, a year ago. The specified items for the fourth quarter of 2014 consisted of expenses associated with the acquisition of the Equity Office Properties’ San Francisco Peninsula and Silicon Valley portfolio (the “EOP Northern California Portfolio”) of $4.3 million, or $0.06 per diluted share, and costs associated with a one-year consulting arrangement with a former executive of $1.3 million, or $0.02 per diluted share. Specified items for the fourth quarter of 2013 consisted of expenses associated with the acquisition of the Company’s office portfolio in Seattle, Washington of $0.5 million, or $0.01 per diluted share, and an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $0.8 million, or $0.01 per diluted share. FFO, including the specified items, totaled $16.6 million, or $0.24 per diluted share, for the three months ended December 31, 2014, compared to $15.9 million, or $0.27 per share, a year ago.

The Company reported a net loss attributable to common stockholders of $2.3 million, or $(0.03) per diluted share, for the three months ended December 31, 2014, compared to a net loss attributable to common stockholders of $0.1 million, or $0.00 per diluted share, for the three months ended December 31, 2013.

“The fourth quarter was extremely productive for Hudson and included continued leasing momentum, an office property acquisition, and execution of agreements to sell a non-strategic, legacy asset and to acquire a large portfolio of properties in Northern California from Blackstone,” said Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties. “Leasing remained active with the completion of new and renewal leases totaling 211,103 square feet during the quarter, which reflects the extension of NFL Media’s lease for 137,306 square feet at our 10900 and 19050 Washington properties in Culver City, California through 2019. We purchased the 88,215-square-foot 12655 Jefferson property in the Playa Vista submarket of Los Angeles, California in an off-market transaction for $38.0 million before closing adjustments, paid from borrowings under our revolving credit facility. We entered into an agreement to sell our 222,243-square-foot First Financial property in Encino, California for $89.0 million before closing adjustments with closing scheduled for next week. Finally, we entered into an agreement to acquire the EOP Northern California Portfolio, which consists of 26 properties totaling 8.2 million square feet, in a transaction entailing $1.75 billion of cash consideration and the issuance to approximately 63.5 million shares and units. We are on track to close the transaction later this quarter.”

Mr. Coleman continued, “Subsequent to the end of the quarter, we formed a joint venture through which CPPIB purchased a 45.0% interest in our 1,025,833-square-foot 1455 Market Street property for $219.2 million. The Company intends to use net proceeds from the 1455 Market Street and First Financial transactions to acquire the EOP Northern California Portfolio pursuant to like-kind exchanges under the Internal Revenue Code Section 1031. We also completed a public offering of 12,650,000 shares of common stock at a public offering price of $31.75 per share resulting in net proceeds of $385.6 million, after deducting underwriting discounts and before closing adjustments. We contributed the net proceeds from this offering to our operating partnership, which intends to use them toward the acquisition of the EOP Northern California Portfolio. Pending these applications, our operating partnership used net proceeds from the offering to temporarily repay indebtedness outstanding under our revolving credit facility.”

Fourth Quarter Highlights

•	FFO (excluding specified items) of $22.2 million, or $0.32 per diluted share, compared to $15.6 million, or $0.26 per share, a year ago;

•	Completed new and renewal leases totaling 211,103 square feet;

•	Stabilized office portfolio leased rate of 94.6% at December 31, 2014;

•
Completed acquisition of the 88,215-square-foot 12655 Jefferson property in the Playa Vista submarket of Los Angeles, California for $38.0 million (before certain credits, closing costs and prorations);

•	Fully repaid a $39.7 million loan secured by the 6922 Hollywood property in Hollywood, California;

•	Amended the Company’s construction loan for the Element LA property to, among other things, increase availability from $65.5 million to $102.4 million;

•	Entered into an agreement to sell the First Financial property in Encino, California for $89.0 million (before certain credits, closing costs and prorations);

•	Entered into an agreement to acquire the EOP Northern California Portfolio in a transaction entailing $1.75 billion of cash consideration and the issuance of approximately 63.5 million shares;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended December 31, 2014

Total revenue from continuing operations during the quarter increased 19.8% to $68.8 million from $57.4 million for the same quarter a year ago. Total operating expenses from continuing operations increased 21.6% to $57.1 million from $47.0 million for the same quarter a year ago. As a result, income from operations increased 11.8% to $11.6 million for the fourth quarter of 2014, compared to income from operations of $10.4 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the fourth quarter decreased 5.6% to $6.4 million, compared to interest expense of $6.8 million for the same quarter a year ago, which reflects the Company’s ability to obtain financing at more favorable interest rates, as well as an increase in capitalized interest resulting from additional development and redevelopment projects. At December 31, 2014, the Company had $960.5 million of notes payable, compared to $920.9 million as of September 30, 2014 and $931.3 million at December 31, 2013.

Segment Operating Results For The Three Months Ended December 31, 2014

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 22.9% to $58.6 million from $47.7 million for the same quarter a year ago. The increase was primarily the result of a $6.7 million increase in rental revenue to $41.9 million, a $2.6 million increase in tenant recoveries to $10.9 million, and a $1.6 million increase in parking and other revenue to $5.8 million, largely resulting from significant leasing activity at the 1455 Market Street, Rincon Center and 901 Market Street properties, acquisition of the Merrill Place property on February 12, 2014, and interest income earned from the Broadway Trade Center note participation purchased on August 20, 2014.

Office property operating expenses from continuing operations increased 6.2% to $20.4 million from $19.2 million for the same quarter a year ago. The increase was primarily the result of expenses associated with higher average occupancy, property tax expenses resulting from the reassessment of certain of our San Francisco properties and acquisition of the Merrill Place property on February 12, 2014.

Same-store office net operating income in the fourth quarter (excluding specified items) increased by 28.2% on a GAAP basis and 25.7% on a cash basis.

At December 31, 2014, the Company’s stabilized office portfolio was 94.6% leased. During the quarter, the Company executed 18 new and renewal leases totaling 211,103 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 4.5% to $10.2 million from $9.7 million for the same quarter a year ago due to a $1.5 million increase in other property-related revenue to $4.7 million resulting from heightened production activity at the Sunset Gower property. Despite this trend, rental revenue decreased by $0.6 million to $5.2 million and tenant recoveries decreased by $0.4 million to $0.2 million, relative to the same quarter a year ago. The Company’s decision to take certain buildings and stages off-line to facilitate its ICON development and other longer-term plans for the Sunset Bronson property offset higher rental revenue and tenant recoveries generated by strong occupancy and heightened production activity at the Sunset Gower property. During the fourth quarter, the Company raised Building 14 and partially demolished Building 10, which will remain unoccupied until April, to make way for the ICON development, and focused on short-term deals at Building 6 to accommodate KTLA’s future occupancy.

Total media and entertainment operating expenses increased 22.6% to $7.4 million from $6.0 million for the same quarter a year ago largely due to additional lighting expense incurred in connection with heightened production activity at the Sunset Gower property.

As a result, same-store media and entertainment net operating income in the fourth quarter (excluding specified items) decreased by 24.9% on a GAAP basis and 25.3% on a cash basis.

As of December 31, 2014, the fourth quarter same-store average occupancy for the media and entertainment properties decreased to 70.4% from 70.7% for the same period a year ago, reflecting the temporary vacancy of Building 10 at the Sunset Bronson property.

Combined Operating Results For The Twelve Months Ended December 31, 2014

For the year ended December 31, 2014, total revenue from continuing operations was $253.4 million, an increase of 23.3% from $205.6 million in the same period the prior year. Total operating expenses from continuing operations were $204.7 million, compared to $177.6 million in the same period a year ago. As a result, income from operations increased 74.1% to $48.7 million for the year ended December 31, 2014, compared to income from operations of $28.0 million for the prior year. Revenues for the year ended December 31, 2014 include an early lease termination payment from Fox Interactive Media, Inc. of $1.6 million (after the write-off of non-cash items) relating to the 625 Second Street property, compared to an early lease termination payment from Bank of America of $1.6 million (after the write-off of non-cash items) relating to the 1455 Market Street property for the same period a year ago. Operating expenses for the year ended December 31, 2014 include a one-time supplemental net property tax expense of $0.8 million largely resulting from the reassessment of the Company’s San Francisco portfolio, compared to a property tax reimbursement of $0.8 million resulting from the reassessment of the Sunset Gower property for the same period a year ago. Operating expenses for the year ended December 31, 2014 also include costs of $4.1 million associated with a one-year consulting arrangement with a former executive with no comparable activity for the same period a year ago. The Company had $5.5 million of gain on sale associated with disposition of the Tierrasanta property for the year ended December 31, 2014, compared to $5.6 million of impairment loss associated with disposition of the City Plaza property for the same period a year ago. The Company had $4.6 million of acquisition-related expense for the year ended December 31, 2014, compared to $1.4 million for the same period a year ago. Interest expense for the year ended December 31, 2014 increased 1.8% to $25.9 million, compared to $25.5 million for the same period a year ago. At December 31, 2014, the Company had $960.5 million of notes payable, compared to $931.3 million at December 31, 2013.

Balance Sheet

At December 31, 2014, the Company had total assets of $2.3 billion, including unrestricted cash and cash equivalents of $17.8 million. At December 31, 2014, the Company had $300.0 million of total capacity under its unsecured revolving credit facility, of which $130.0 million had been drawn. Subsequent to the end of the fourth quarter, the Company fully repaid amounts outstanding under its unsecured revolving credit facility from proceeds of the January common stock offering. The Company currently has no outstanding balance under its revolving credit facility.

Financings

On October 2, 2014, the Company fully repaid a $39.7 million loan secured by its 6922 Hollywood property in Hollywood, California. The loan bore interest at annual rate of 5.580% and was scheduled to mature on January 1, 2015. The Company repaid the loan with proceeds from a draw under its unsecured revolving credit facility.

On November 24, 2014, the Company amended its construction loan for the Element LA property to, among other things, increase availability from $65.5 million to $102.4 million to fund budgeted site-work, tenant improvement, and leasing commission costs associated with the property’s Riot Games lease.

Leasing Activities

Effective November 20, 2014, the Company executed an agreement with NFL Media to extend their lease through 2019 at the 10900 and 10950 Washington Boulevard properties in Culver City, California. NFL Media remains the anchor tenant for these two assets, occupying a total of 137,306 square feet consisting of office space and two sound stages used exclusively to broadcast the NFL Network, NFL.com and NFL Mobile.

Acquisitions

On October 17, 2014, the Company acquired the six-story, 88,215-square-foot 12655 Jefferson property located in the Playa Vista submarket of Los Angeles, California in an off-market transaction for $38.0 million (before certain credits, closing costs and prorations), paid from borrowings under the Company’s revolving credit facility. Built in 1985, the building is currently vacant and conceptual designs and plans have been completed for creative office conversion with expected delivery in the fourth quarter of 2015. 12655 Jefferson is adjacent to the Playa Vista Development and Runway, a “downtown epicenter” with over 220,000 square feet of lifestyle retail, restaurants and amenities. Playa Vista remains a leading submarket for top-tier creative office tenants, such as Yahoo!, Facebook, Google, Microsoft and Sony.

On December 6, 2014, the Company entered into an agreement to acquire via an exclusive, direct transaction the EOP Northern California Portfolio from Blackstone Real Estate Partners V and VI (“Blackstone”). The EOP Northern California Portfolio consists of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels located throughout the San Francisco Peninsula, Redwood Shores, Palo Alto Silicon Valley and San Jose Airport submarkets. Despite a strong, diversified tenancy, including blue-chip technology companies like Google, Cisco and Qualcomm, the EOP Northern California Portfolio’s below-market rents and occupancy, as well as significant near-term lease roll, afford ample opportunity for substantial embedded net operating income growth. The Company will fund the acquisition with $1.75 billion in cash and approximately 63.5 million common shares and operating partnership units issued to Blackstone, which upon closing will own approximately 44.0% of the Company’s common equity on a fully diluted basis and have representation on the Company’s Board of Directors. The Company has obtained $1.75 billion of committed bridge financing, but is pursuing alternatives to fund the cash consideration for the transaction. The Company expects the transaction to close in late first quarter subject to customary closing conditions, including its shareholders’ vote of approval at a special meeting on March 5, 2015.

The Company expects to use proceeds from the 1455 Market Street property joint venture transaction and its pending disposition of the First Financial property, together with proceeds (after repayment of its revolving credit facility) from the recent equity offering to partially fund the cash consideration component of the EOP Northern California Portfolio acquisition. The Company is pursuing various unsecured and secured financing sources for total proceeds of approximately $1.3 billion to fund the remaining cash consideration and closing costs for the transaction.

Dispositions

On December 29, 2014, the Company entered into an agreement to sell its First Financial property for $89.0 million (before certain credits, prorations and closing costs). The Company expects the transaction, subject to assumption of an existing $43.0 million loan, to close the first week of March, and intends to use net proceeds from the disposition to acquire the EOP Northern California Portfolio pursuant to a like-kind exchange under the Internal Revenue Code Section 1031. First Financial is a 222,243-square-foot office building located in Encino, California that was acquired by the Company in connection with its June 29, 2010 initial public offering. While the Company created value through lease renewals and backfilling of office space, including a 29,898-square-foot lease signed with luxury fitness company Equinox, the submarket’s tenant mix did not align with the Company’s strategy to attract and retain high-growth technology, media and entertainment users.

Activities Subsequent to December 31, 2014

On January 8, 2015, the Company formed a joint venture through which California Pension Plan Investment Board (“CPPIB”) purchased a 45.0% interest in the 1455 Market Street property for $219.2 million (before certain credits, prorations and closing costs). The Company, which acquired the property in December 2010, retained a 55.0% ownership stake along with general partner status, and continues to oversee management and leasing. 1455 Market Street is a 1,025,833-square-foot, 22-story, Class-A office building that fronts an entire block along 11th Street in San Francisco’s thriving Mid-Market neighborhood. Formerly a critical data center for Bank of America, the property now serves as the global headquarters for leading growth companies Uber and Square. The Company intends to use joint-venture net proceeds to acquire the EOP Northern California Portfolio pursuant to a like-kind exchange under the Internal Revenue Code Section 1031.

On January 20, 2014, the Company completed the public offering of 12,650,000 shares of its common stock (including 1,650,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at a public offering price of $31.75 per share. The net proceeds from the offering, after deducting underwriting discounts (before other transaction costs), were approximately $385.6 million. The Company contributed net proceeds from this offering to its operating partnership, which intends to use them toward the acquisition of the EOP Northern California Portfolio or, if such acquisition is not completed, to fund development and redevelopment activities, potential acquisition opportunities and/or for general corporate purposes. Pending these applications, the operating partnership used net proceeds from the offering to temporarily repay indebtedness outstanding under its revolving credit facility.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the fourth quarter of 2014. Both dividends were paid on December 30, 2014 to stockholders of record on December 19, 2014.

2015 Outlook

The Company is providing full-year 2015 FFO guidance in the range of $1.42 to $1.48 per diluted share (excluding specified items). This guidance reflects the acquisitions, dispositions, financings and leasing activity referenced in this press release and all previously announced acquisitions, dispositions, financings and leasing activity, including the Company’s pending EOP Northern California Portfolio acquisition and the on-going, temporary impact on tenancy of construction and leasing activities at the Sunset Bronson property. For purposes of this guidance, the Company has assumed acquisition of the EOP Northern California Portfolio will close as of April 1, 2015. As described in this release, funding for the cash component of that acquisition is assumed to include proceeds from the 1455 Market Street joint venture transaction, the pending disposition of the First Financial property, the recent equity offering (after repayment of the Company’s revolving credit facility), and $1.3 billion of secured and/or unsecured indebtedness. Further details regarding the financing component of the cash consideration will be discussed on today’s earnings call. The Company intends to update its full-year 2015 FFO guidance upon the closing of the EOP Northern California Portfolio acquisition to reflect final funding sources and other matters. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2015 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter 2014 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on February 26, 2015. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 13599252. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning February 26, 2015, at 4:30 p.m. PT / 7:30 p.m. ET, through March 5, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13599252. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California and the Pacific Northwest. The Company’s portfolio currently consists of approximately 6.8 million square feet, not including undeveloped land that can support approximately another 1.4 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, and is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on March 3, 2014, as well as the section entitled “Risk Factors Related to the Transaction” in the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2015, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contact:

Hudson Pacific Properties, Inc.
Laura Campbell
Director, Investor Relations
(310) 622-1702
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (In thousands, except share data)

	December 31, 2014	December 31, 2013
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$620,805	$570,671
Building and improvements	1,284,602	1,199,242
Tenant improvements	116,317	99,625
Furniture and fixtures	13,721	14,383
Property under development	135,850	69,104
Total real estate held for investment	2,171,295	1,953,025
Accumulated depreciation and amortization	(134,657)	(108,411)
Investment in real estate, net	2,036,638	1,844,614
Cash and cash equivalents	17,753	30,356
Restricted cash	14,244	13,929
Accounts receivable, net	16,247	8,862
Notes receivable	28,268	—
Straight-line rent receivables	33,006	19,715
Deferred leasing costs and lease intangibles, net	102,023	108,402
Deferred finance costs, net	8,723	8,113
Interest rate contracts	3	192
Goodwill	8,754	8,754
Prepaid expenses and other assets	6,692	5,094
Assets associated with real estate held for sale	68,534	83,245
TOTAL ASSETS	$2,340,885	$2,131,276

LIABILITIES AND EQUITY
Notes payable	$918,059	$888,308
Accounts payable and accrued liabilities	36,844	26,118
Below-market leases, net	40,969	45,184
Security deposits	6,257	5,677
Prepaid rent	8,600	7,524
Interest rate contracts	1,750	—
Liabilities associated with real estate held for sale	43,214	45,124
TOTAL LIABILITIES	1,055,693	1,017,935

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at December 31, 2014 and 2013, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 66,797,816 shares and 57,230,199 shares outstanding at December 31, 2014 and 2013, respectively	668	572
Additional paid-in capital	1,070,833	903,984
Accumulated other comprehensive loss	(2,443)	(997)
Accumulated deficit	(34,884)	(45,113)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,179,174	1,003,446
Non-controlling interest—members in Consolidated Entities	42,990	45,683
Non-controlling common units in the Operating Partnership	52,851	53,737
TOTAL EQUITY	1,275,015	1,102,866
TOTAL LIABILITIES AND EQUITY	$2,340,885	$2,131,276

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
Revenues
Office
Rental	$41,917	$35,174	$156,806	$124,839
Tenant recoveries	10,866	8,253	34,509	25,870
Parking and other	5,839	4,260	22,471	14,732
Total office revenues	58,622	47,687	213,786	165,441

Media & entertainment
Rental	5,215	5,841	22,138	23,003
Tenant recoveries	157	566	1,128	1,807
Other property-related revenue	4,723	3,267	15,751	15,072
Other	70	56	612	235
Total media & entertainment revenues	10,165	9,730	39,629	40,117

Total revenues	68,787	57,417	253,415	205,558

Operating expenses
Office operating expenses	20,432	19,243	78,372	63,434
Media & entertainment operating expenses	7,376	6,016	25,897	24,149
General and administrative	9,096	4,757	28,253	19,952
Depreciation and amortization	20,243	16,994	72,216	70,063
Total operating expenses	57,147	47,010	204,738	177,598

Income from operations	11,640	10,407	48,677	27,960

Other expense (income)
Interest expense	6,413	6,797	25,932	25,470
Interest income	(9)	(10)	(30)	(272)
Acquisition-related expenses	4,322	454	4,641	1,446
Other income	29	(140)	(14)	(99)
Total other expense (income)	10,755	7,101	30,529	26,545
Income (loss) from continuing operations before gain on sale of real estate	885	3,306	18,148	1,415
Gain on sale of real estate	—	—	5,538	—
Income (loss) from continuing operations	885	3,306	23,686	1,415
(Loss) income from discontinued operations	—	(37)	(164)	1,571
Impairment loss from discontinued operations	—	—	—	(5,580)
Net (loss) income from discontinued operations	—	(37)	(164)	(4,009)
Net income (loss)	$885	$3,269	$23,522	$(2,594)

Net income attributable to preferred stock and units	(3,195)	(3,200)	(12,785)	(12,893)
Net income attributable to restricted shares	(68)	(71)	(274)	(300)
Net loss (income) attributable to non-controlling interest in consolidated entities	6	(78)	(149)	321
Net loss (income) attributable to common units in the Operating Partnership	82	(3)	(359)	633
Net (loss) income attributable to Hudson Pacific Properties, Inc. common stockholders	$(2,290)	$(83)	$9,955	$(14,833)
Basic and diluted per share amounts:
Net (loss) income from continuing operations attributable to common stockholders	$(0.03)	$—	$0.15	$(0.20)
Net income (loss) income from discontinued operations	—	—	—	(0.07)
Net (loss) income attributable to common stockholders’ per share—basic	$(0.03)	$—	$0.15	$(0.27)
Weighted average shares of common stock outstanding—basic	66,512,651	56,271,285	65,792,447	55,182,647
Dividends declared per share of common stock	$0.125	$0.125	$0.500	$0.500

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Reconciliation of net loss to Funds From Operations (FFO):
Net income (loss)	$885	$3,269	$23,522	$(2,594)
Adjustments:
Depreciation and amortization of real estate assets	20,158	16,994	72,003	70,063
Depreciation and amortization—discontinued operations	—	—	—	789
Gain on sale of real estate	—	—	(5,538)	—
Impairment loss	—	—	—	5,580
FFO attributable to non-controlling interest in Consolidated Entities	(1,254)	(1,132)	(5,260)	(2,243)
Net income attributable to preferred stock and units	(3,195)	(3,200)	(12,785)	(12,893)
FFO to common stockholders and unit holders	$16,594	$15,931	$71,942	$58,702
Specified items impacting FFO:
Acquisition-related expenses	4,322	454	4,641	1,446
Consulting fee to former executive	1,273	—	4,109	—
Supplemental property tax expenses/(savings)	—	—	809	(797)
Lease termination revenue	—	(753)	(1,687)	(1,591)
Lease termination non-cash write-off	—	—	77	—
FFO (excluding specified items) to common stockholders and unit holders	$22,189	$15,632	$79,891	$57,760

Weighted average common stock/units outstanding—diluted	69,685	59,220	68,892	58,165
FFO per common stock/unit—diluted	$0.24	$0.27	$1.04	$1.01
FFO (excluding specified items) per common stock/unit—diluted	$0.32	$0.26	$1.16	$0.99